PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 5 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 12, 2002                                          Dated July 5, 2002
                                                                 Rule 424(b)(3)


                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D

                Euro Floating Rate Senior Bearer Notes Due 2005

                            -----------------------


     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2005) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 15,000,000

Maturity Date:                 July 12, 2005

Settlement Date (Original
  Issue Date):                 July 12, 2002

Interest Accrual Date:         July 12, 2002

Issue Price:                   99.856%

Specified Currency:            Euro

Redemption Percentage
  at Maturity:                 100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus 0.20% per annum

Spread Multiplier:             N/A

Index Currency:                N/A

Index Maturity:                3 Months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               TARGET settlement day immediately
                               preceding the original issue date

Initial Redemption Date:       N/A

Initial Redemption
  Percentage:                  N/A

Annual Redemption
  Percentage Reduction:        N/A

Optional Repayment
  Date(s):                     N/A

Interest Payment Dates:        Each January 12, April 12, July 12
                               and October 12, commencing
                               October 12, 2002; provided that if
                               any such day is not a business day,
                               that interest payment date will be
                               the next succeeding day that is a
                               business day.  The interest paid on
                               that succeeding business day will be
                               calculated from and including the
                               immediately preceding interest payment
                               date to but excluding the interest
                               payment date as so adjusted (including
                               if an adjusted interest payment date
                               occurs after the scheduled maturity
                               date).

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Period:         Quarterly

Interest Determination
  Dates:                       The second TARGET settlement day
                               immediately preceding each interest
                               reset date

Reporting Service:             Telerate (Page 248)

Business Days:                 TARGET and New York

Calculation
  Agent:                       JPMorgan Chase Bank (formerly
                               known as The Chase Manhattan Bank)
                               (London Branch)

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 Euro 10,000

Common Code:                   15132094

ISIN:                          XS0151320941

Other Provisions:              N/A

         Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY